UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2013

NEUTRAL TANDEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 18, 2013, Neutral Tandem, Inc. d/b/a Inteliquent (the “Company”) entered into a letter agreement dated May 17, 2013 (the “Agreement”) with Clinton Group, Inc. on behalf of itself and its respective affiliated funds, persons and entities (collectively, “Clinton”). Clinton is a beneficial owner of the Company’s common stock. On May 20, 2013, the Company issued a press release announcing that it had entered into the Agreement.

The Agreement provides that, among other things and subject to certain exceptions set forth in the Agreement, the Company is expected to (i) declare a special one-time cash dividend of $1.25 per share within ninety days following the date of the Agreement and (ii) pay quarterly cash dividends (totaling $0.25 per share paid in four quarterly installments). The first quarterly dividend is expected to be declared within ninety days following the date of the Agreement.

In addtion, the Agreement also provides that one new independent director will join the Company’s Board of Directors (the “Board”) no later than December 31, 2013 and that Clinton will abide by certain standstill and, together with the Company, nondisparagement obligations through February 19, 2014 or, under certain circumstances, such earlier date as outlined in the Agreement.

The description of the Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference. A copy of the press release issued on May 17, 2013 is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter agreement between the Company and Clinton Group, Inc. dated May 17, 2013.

99.1	Press release issued May 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRAL TANDEM, INC.

By:	/s/ Richard L. Monto
Name:	Richard L. Monto
Title:	General Counsel and Corporate Secretary

Date: May 20, 2013